Exhibit 10.1

DEFINITIVE HEALTHCARE CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: APRIL 18, 2023

Each member of the Board of Directors (the “Board”) who is not (i) also serving as an employee of or consultant to Definitive Healthcare Corp. (the “Company”) or any of its subsidiaries or (ii) an employee of Advent International Corporation, or Spectrum Equity Management, L.P. or their respective affiliated funds (each such member, an “Eligible Director”) will receive the compensation described in this policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the date set forth above (the “Effective Date”) and may be amended at any time in the sole discretion of the Board.

A. Annual Cash Compensation

The amounts set forth below (collectively, the “Annual Cash Compensation”) are payable to Eligible Directors in equal quarterly installments in arrears on the last day of each fiscal quarter in which the service occurred (each such date, the “Retainer Accrual Date”). If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter of the Company, each amount set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All Annual Cash Compensation amounts are vested upon payment.

1.
Annual Board Service Retainer: $50,000
2.
Annual Committee Chair Service Retainer:
a.
Chair of the Audit Committee: $20,000
b.
Chair of Human Capital Management & Compensation Committee (“HCMCC”): $20,000
c.
Chair of the Nominating and Governance Committee: $10,000

B. Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

C. Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”) and a restricted stock unit (“RSU”) grant notice and award agreement thereunder.

1. Initial RSU Grants. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the effective date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (the “Appointment Effective Date”), the Eligible Director will automatically, and without further action by the Board or the HCMCC, be granted RSUs with respect to shares of Common Stock with an aggregate value of $300,000 (the “Initial RSU Grant”). The number of RSUs subject to the Initial RSU Grant will be determined by dividing the grant value by the simple average trailing 30-day closing price of the Company’s Class A common stock as reported on Nasdaq, calculated using the 30 trading days up to and including the Appointment Effective Date (or, if the Appointment Effective Date is not a trading day, then the next trading day following the Appointment Effective Date), rounded up to the nearest whole share. The Initial RSU Grant will vest over a three-year period, with one-third (1/3) of the Initial RSU Grant vesting on each of the first, second and third anniversaries of the Appointment Effective Date, subject to the Eligible Director’s Service (as defined in the Plan) through each such vesting date.

2. Annual RSU Grants. On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date (“Annual Grant Date”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting (including any Eligible Director who is first appointed or elected by the Board at an Annual Meeting) will automatically, and without further action by the Board or the HCMCC, be granted RSUs with respect to shares of the Company’s Common Stock with an aggregate value of $175,000 (the “Annual RSU Grant”). The number of RSUs subject to the Annual RSU Grant will be determined by dividing the grant value by the simple average trailing 30-day closing price of the Company’s Class A common stock as reported on Nasdaq, calculated using the 30 trading days up to and including the Annual Grant Date (or, if the Annual Grant Date is not a trading day, then the next trading day following the Annual Grant Date), rounded up to the nearest whole share. The Annual RSU Grant will vest in full on the earlier to occur of the one-year anniversary of applicable Annual Grant Date or the date of the next year’s Annual Meeting, subject to the Eligible Director’s Service through such vesting date.

With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board effective as of a date other than the date of the Annual Meeting, on the applicable Appointment Effective Date, such Eligible Director will automatically, and without further action by the Board or the HCMCC, receive a grant of RSUs with respect to shares of the Company’s Common Stock, the aggregate value of which will be $175,000, prorated based on the number of calendar days remaining between the applicable Appointment Effective Date and the first anniversary of the Company’s last Annual Meeting (the “Prorated Annual RSU Grant”). The number of RSUs subject to the Prorated Annual RSU Grant will be determined by dividing the grant value by the simple average trailing 30-day closing price of the Company’s Class A common stock as reported on Nasdaq, calculated using the 30 trading days up to and including the Appointment Effective Date (or, if the Appointment Effective Date is not a trading day, then the next trading day following the Appointment Effective Date), rounded up to the nearest whole share. The Prorated Annual RSU Grant will vest in full on the earlier to occur of the one-year anniversary of the most recent Annual Grant Date occurring prior to the Appointment Effective Date or the date of the next year’s Annual Meeting, subject to the Eligible Director’s Service through such vesting date.

3. Accelerated Vesting. Notwithstanding the foregoing, each Initial RSU Grant, Annual RSU Grant, and Prorated Annual RSU Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Service through the date of such Change in Control.

D. Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 4.4 of the Plan.